For:	Alamo Group Inc.

Contact:	Agnes Kamps
Executive Vice President & CFO
830-372-9620

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. ANNOUNCES CEO RETIREMENT PLAN

SEGUIN, Texas, December 20, 2024 -- Alamo Group Inc. (NYSE: ALG) announced today that Jeff Leonard, the Company’s President and CEO, has informed the Board of Directors of his intention to retire preferably by mid-year 2025 and upon the appointment of his successor. As part of its succession planning efforts, the Company’s Board of Directors has been preparing for such a transition and anticipates naming a new President and CEO as Mr. Leonard’s replacement within the next several months.

In announcing his retirement, Mr. Leonard stated, “It has been an honor being part of Alamo Group since 2011 and serving as Alamo Group’s President and CEO for the last several years. I have watched the Company experience tremendous growth and am confident that it will continue to grow. I am also confident in the leadership in place and that the Board’s succession process will place a strong leader as my successor in the President and CEO role.”

On behalf of the Board of Directors, Rick Parod, the Board’s Independent Chair, said, “We would like to thank Jeff for his leadership and service as President and CEO, and for his significant involvement in the growth of the Company during his more than 13 years of service. Jeff has been instrumental in continuing the success of Alamo Group and its reputation as a financially sound and operationally strong company. We wish him the best in his retirement. The Board has given careful consideration to succession planning and we are confident that our planning will result in a successful leadership transition.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution, and service of high-quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,000 employees and operates 28 plants in North America, Europe, Australia, and Brazil as of September 30, 2024. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.